EXHIBIT 12

                              SOUTHERN CONNECTICUT
                                  BANCORP, INC.

                                FINANCIAL REPORT

                           December 31, 2001 and 2000

                                    CONTENTS



----------------------------------------------------------------------

INDEPENDENT AUDITOR'S REPORT                                      1
----------------------------------------------------------------------

CONSOLIDATED FINANCIAL STATEMENTS
    Consolidated Balance Sheets                                   2
    Consolidated Statements of Operations                         3
    Consolidated Statements of Shareholders' Equity               4
    Consolidated Statements of Cash Flows                       5-6
    Notes to Consolidated Financial Statements                 7-27
----------------------------------------------------------------------

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Southern Connecticut Bancorp, Inc.
New Haven, Connecticut


We have audited the accompanying consolidated balance sheets of Southern Connecticut Bancorp, Inc. and Subsidiary (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 2001 and for the period December 6, 1999 (inception) through December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Connecticut Bancorp, Inc. and Subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the year ended December 31, 2001 and for the period December 6, 1999 (inception) through December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


/s/ McGladrey & Pullen, LLP


New Haven, Connecticut
February 25, 2002

SOUTHERN CONNECTICUT BANCORP, INC.

CONSOLIDATED BALANCE SHEETS
December 31, 2001 and 2000
-------------------------------------------------------------------------------------------------------------------

                                                                                      2001              2000
                                                                               ------------------------------------
ASSETS
Cash and due from banks                                                                 $ 686,467         $ 49,867
Federal funds sold                                                                      3,670,000                -
Short-term investments                                                                  6,079,864                -
                                                                               ------------------------------------
Cash and cash equivalents                                                              10,436,331           49,867
                                                                               ------------------------------------

Held to maturity securities (fair value: 2001 $4,081,373) (Note 4)                      4,085,428                -
Loans receivable (net of allowance for loan
losses of $12,000 in 2001) (Note 5)                                                     1,195,344                -
Accrued interest receivable                                                                77,892                -
Deferred stock issuance costs (Note 2)                                                          -           76,192
Premises and equipment, net (Note 6)                                                    1,479,620                -
Other assets                                                                              137,784            9,842
                                                                               ------------------------------------
Total assets                                                                         $ 17,412,399        $ 135,901
                                                                               ====================================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Liabilities
Deposits (Note 7)
Noninterest bearing deposits                                                            $ 662,366              $ -
Interest bearing deposits                                                               6,121,665                -
                                                                               ------------------------------------
Total deposits                                                                          6,784,031                -

Accrued expenses and other liabilities                                                    182,221          110,586
Capital lease obligation (Note 9)                                                         850,000                -
Advances from organizers and other individuals (Note 3)                                         -          260,000
                                                                               ------------------------------------
Total liabilities                                                                       7,816,252          370,586
                                                                               ------------------------------------

Commitments and Contingencies (Notes 8, 9, 11, 13, 14 and 16)

Stockholders'  Equity  (Deficit) (Notes 2 and 11)
Preferred stock, no par value; 500,000 shares authorized;
   none issued                                                                                  -                -
Common stock, par value $.01; 2,500,000 shares authorized;
shares issued and outstanding: 2001 - 966,667; 2000 - none                                  9,667                -
Additional paid-in capital                                                             10,705,382                -
Accumulated deficit                                                                    (1,118,902)        (234,685)
                                                                               ------------------------------------
Total stockholders' equity (deficit)                                                    9,596,147         (234,685)
                                                                               ------------------------------------

Total liabilities and stockholders' equity (deficit)                                 $ 17,412,399        $ 135,901
                                                                               ====================================

See Notes to Consolidated Financial Statements.

SOUTHERN CONNECTICUT BANCORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2001 and the Period December 6, 1999 (Inception)
Through December 31, 2000
----------------------------------------------------------------------------------------------------


                                                                       2001             2000
                                                                 -----------------------------------
Interest Income:
Interest and fees on loans                                                $ 7,361               $ -
Interest on securities                                                      1,950                 -
Interest on federal funds sold and short-term investments                 122,605               802
                                                                 -----------------------------------
Total interest income                                                     131,916               802
                                                                 -----------------------------------

Interest Expense:
Interest expense on deposits (Note 7)                                      21,148                 -
Interest expense on capital lease                                          31,626                 -
                                                                 -----------------------------------
Total interest expense                                                     52,774                 -
                                                                 -----------------------------------

Net interest income                                                        79,142               802
                                                                 -----------------------------------

Provision for Loan Losses (Note 5)                                         12,000                 -
                                                                 -----------------------------------
Net interest income after
provision for loan losses                                                  67,142               802
                                                                 -----------------------------------

Noninterest Income                                                            581                 -
                                                                 -----------------------------------

Noninterest Expenses
Salaries and benefits (Note 8)                                            371,038                 -
Professional services                                                     213,664           179,887
Occupancy and equipment expense                                            86,210                 -
Advertising and promotional expenses                                       40,824             5,801
Data processing and other outside services                                 20,179                 -
Forms, printing and supplies                                               19,886                 -
Organizer warrant expense (Note 11)                                        70,000                 -
Other operating expenses                                                  130,139            49,799
                                                                 -----------------------------------
Total noninterest expenses                                                951,940           235,487
                                                                 -----------------------------------

Net loss                                                               $ (884,217)       $ (234,685)
                                                                 ===================================

Basic and Diluted Loss per Share                                       $    (2.10)     Not Applicable
                                                                 ===================================

Dividends per Share                                                    $        -        $        -
                                                                 ===================================

See Notes to Consolidated Financial Statements.

SOUTHERN CONNECTICUT BANCORP, INC.

STATEMENTS OF SHAREHOLDERS' EQUITY
For the Year Ended December 31, 2001 and the Period December 6, 1999 (Inception)
Through December 31, 2000
-----------------------------------------------------------------------------------------------------------------------------

                                                                                     Additional
                                                      Number          Common          Paid-In        Accumulated
                                                    of Shares         Stock           Capital          Deficit          Total
                                               ------------------------------------------------------------------------------

Balance, December 6, 1999                                   -           $ -               $ -              $ -           $ -

Net loss                                                    -             -                 -         (234,685)     (234,685)
                                               ------------------------------------------------------------------------------

Balance December 31, 2000                                   -             -                 -         (234,685)     (234,685)

Net loss                                                    -             -                 -         (884,217)     (884,217)

Issuance of common stock (Note 2)                     966,667         9,667        10,635,382                -    10,645,049

Issuance of common stock warrants (Note 11)                 -             -            70,000                -        70,000
                                               ------------------------------------------------------------------------------

Balance December 31, 2001                             966,667       $ 9,667      $ 10,705,382     $ (1,118,902)  $ 9,596,147
                                               ==============================================================================

See Notes to Consolidated Financial Statements.

SOUTHERN CONNECTICUT BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2001 and the Period December 6, 1999 (Inception)
Through December 31, 2000
-------------------------------------------------------------------------------------------------


                                                                   2001              2000
                                                             ------------------------------------
Cash Flows From Operations
Net loss                                                            $ (884,217)       $ (234,685)
Adjustments to reconcile net loss to net cash used in
operating activities:
Amortization and accretion of premiums and discounts
on investments, net                                                        765                 -
Provision for loan losses                                               12,000                 -
Depreciation and amortization                                           24,605                 -
Issuance of stock warrants to organizers                                70,000                 -
Changes in assets and liabilities:
Increase in deferred loan fees                                           1,494                 -
Increase in accrued interest receivable                                (77,892)                -
Increase in other assets                                              (127,942)           (9,842)
Increase in accrued expenses and other liabilities                      71,635           110,586
                                                             ------------------------------------
Net cash used in operating activities                                 (909,552)         (133,941)
                                                             ------------------------------------

Cash Flows From Investing Activities
Purchases of held to maturity securities                            (4,086,193)                -
Net increase in loans receivable                                    (1,208,838)                -
Purchases of premises and equipment                                   (654,225)                -
                                                             ------------------------------------
Net cash used in investing activities                               (5,949,256)                -
                                                             ------------------------------------

Cash Flows From Financing Activities
Net increase in demand, savings and money market deposits            3,437,756                 -
Net increase in time certificates of deposit                         3,346,275                 -
Decrease (increase) in deferred stock issuance costs                    76,192           (76,192)
(Decrease) increase in advances from organizers
and other individuals                                                 (260,000)          260,000
Net proceeds from sale of common stock                              10,645,049                 -
                                                             ------------------------------------
Net cash provided by financing activities                           17,245,272           183,808
                                                             ------------------------------------

Net increase in cash and cash equivalents                           10,386,464            49,867

Cash and cash equivalents
Beginning                                                               49,867                 -
                                                             ------------------------------------

Ending                                                             $10,436,331          $ 49,867
                                                             ====================================



                                                      5

SOUTHERN CONNECTICUT BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued
For the Year Ended December 31, 2001 and the Period December 6, 1999 (Inception)
Through December 31, 2000
-----------------------------------------------------------------------------------------------------------------


                                                                                         2001               2000
                                                                            -------------------------------------

Supplemental disclosures of non-cash investing and financing activities:
Capital lease incurred for acquisition of building                                    $ 850,000              $ -
                                                                            =====================================

Supplemental  disclosures  of cash flow  information:
Cash paid during the year for:
Interest                                                                               $ 42,080              $ -
                                                                            =====================================

Income taxes                                                                                $ -              $ -
                                                                            =====================================


See Notes to Consolidated Financial Statements.

SOUTHERN CONNECTICUT BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000
--------------------------------------------------------------------------------

Note 1.  Nature of Operations and Summary of Significant Accounting Policies

Southern Connecticut Bancorp, Inc. (the "Company"), a Connecticut corporation, is a bank holding company incorporated on November 8, 2000 for the purpose of forming, and becoming the sole shareholder of, the Bank of Southern Connecticut (the "Bank"). The Bank provides a full range of banking services to commercial and consumer customers, primarily concentrated in the New Haven County area of Connecticut, through its main office in New Haven, Connecticut.

Formation of the Bank and development stage activities
------------------------------------------------------

On September 7, 2000, the Bank received preliminary approval to operate as a commercial bank from the Connecticut State Banking Commissioner, the Connecticut State Treasurer and the Connecticut State Comptroller (the "Connecticut Chartering Authority"). From December 1999 to September 2001, the Company was primarily involved with raising capital and satisfying other conditions precedent to receiving final regulatory approval to commence operations.

On July 26, 2001 the Company sold 966,667 shares of the Company's common stock at $12.00 per share and, on October 1, 2001, invested $10,360,000 of the common stock proceeds and certain net assets into the Bank to meet the capital required under the Temporary Certificate of Authority granted to the Bank by the Connecticut Chartering Authority as a condition of the Bank's receiving a Final Certificate of Authority.

On October 1, 2001 the Bank received its Final Certificate of Authority, received its deposit insurance from the Federal Deposit Insurance Corporation and commenced operations.

Prior to October 1, 2001, the Company was a development stage enterprise.

Significant Group Concentrations of Credit Risk
-----------------------------------------------

Most of the Company's activities are with customers located within the New Haven County region of Connecticut. Note 4 discusses the types of securities that the Company invests in and Note 5 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations in any one industry or customer.

Principles of consolidation and basis of financial statement presentation
-------------------------------------------------------------------------

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, and have been prepared in accordance with accounting principles generally accepted in the United States of America and general practices within the banking industry. All significant intercompany balances and transactions have been eliminated. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of

SOUTHERN CONNECTICUT BANCORP, INC.

December 31, 2001 and 2000
--------------------------------------------------------------------------------

contingent assets and liabilities as of the date of the balance sheet and income and expenses for the period. Actual results could differ from those estimates.

The following is a summary of the Company's significant accounting policies.

Cash and cash equivalents and statement of cash flows
-----------------------------------------------------

Cash and due from banks, federal funds sold, and short-term investments are recognized as cash equivalents in the statements of cash flows. Federal funds sold generally mature in one day. For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash flows from deposits are reported net. The Company maintains amounts due from banks and Federal funds sold which, at times, may exceed federally insured limits. The Company has not experienced any losses from such concentrations.

Investments in debt and marketable equity securities
-----------------------------------------------------

Management determines the appropriate classification of securities at the date individual investment securities are acquired, and the appropriateness of such classification is reassessed at each balance sheet date.

Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

The sale of held to maturity security within three months of its maturity date or after collection of at least 85% of the principal outstanding at the time the security was acquired is considered a maturity for purposes of classification and disclosure.

Transfers of debt securities into the held-to-maturity classification from the available for sale classification are made at fair value on the date of transfer. The unrealized holding gain or loss on the date of transfer is retained in accumulated other comprehensive income and in the carrying value of the held to maturity securities. Such amounts are amortized over the remaining contractual lives of the securities by the interest method.

SOUTHERN CONNECTICUT BANCORP, INC.

December 31, 2001 and 2000
--------------------------------------------------------------------------------


Loans receivable
----------------

Loans receivable are stated at their current unpaid principal balances, net of the allowance for loan losses and net deferred loan origination fees and costs. The Company has the ability and intent to hold its loans receivable for the foreseeable future or until maturity or payoff.

A loan is classified as a restructured loan when certain concessions have been made to the original contractual terms, such as a reduction in interest rate or deferral of interest or principal payments, due to the borrower's financial condition.

Impaired loans, if any, are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral, if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are recorded as adjustments to the allowance for loan losses. A loan is impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

Management considers all nonaccrual loans, other loans past due 90 days or more, and restructured loans to be impaired. In most cases, loan payments that are past due less than 90 days are considered minor collection delays, and the related loans are not considered to be impaired. The Company considers consumer installment loans to be pools of small balance homogeneous loans, which are collectively evaluated for impairment.

Allowance for loan losses
-------------------------

The allowance for loan losses, a material estimate susceptible to significant change in the near-term, is established as losses are estimated to have occurred through a provision for losses charged against operations, and is maintained at a level that management considers adequate to absorb losses in the loan portfolio. Management's judgment in determining the adequacy of the allowance is inherently subjective and is based on the evaluation of individual loans, pools of homogeneous loans, the known and inherent risk characteristics and size of the loan portfolios, the assessment of current economic and real estate market conditions, estimates of the current value of underlying collateral, past loan loss experience, review of regulatory authority examination reports and evaluations of specific loans and other relevant factors. Loans, including impaired loans, are charged against the allowance for loan losses when management believes that the uncollectibility of principal is confirmed. Any subsequent recoveries are credited to the allowance for loan losses when received. In connection with the determination of the allowance for loan losses, management obtains appraisals for significant properties, when considered necessary.

Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the

SOUTHERN CONNECTICUT BANCORP, INC.

December 31, 2001 and 2000
--------------------------------------------------------------------------------

allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies have the authority to require the Company to recognize additions to the allowance or charge-offs based on the agencies' judgments about information available to them at the time of their examination.

Interest and fees on loans
--------------------------

Interest on loans is accrued and included in operating income based on contractual rates applied to principal amounts outstanding. The accrual of interest income is discontinued whenever reasonable doubt exists as to its collectibility and generally is discontinued when loans are past due 90 days as to either principal or interest, or are otherwise considered impaired. When the accrual of interest income is discontinued, all previously accrued and uncollected interest is reversed against interest income. The accrual of interest on loans past due 90 days or more may be continued if the loan is well secured, and it is believed all principal and accrued interest income due on the loan will be realized, and the loan is in the process of collection. A nonaccrual loan is restored to an accrual status when it is no longer delinquent and collectibility of interest and principal is no longer in doubt.

Loan origination fees, net of direct loan origination costs, are deferred and amortized as an adjustment to the loan's yield generally over the contractual life of the loan, utilizing the interest method.

Transfers of financial assets
-----------------------------

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated form the Company, (2) the transferee obtains the right to pledge or exchange the transferred assets and no condition both constrains the transferee from taking advantage of that right and provides more than a trivial benefit for the transferor, and (3) the transferor does not maintain effective control over the transferred assets through either
(a) an agreement that both entitles and obligates the transferor to repurchase or redeem the assets before maturity or (b) the ability to unilaterally cause the holder to return specific assets, other than through a cleanup call.

Premises and equipment
----------------------

Premises and equipment are stated at cost for purchased assets, and at the lower of fair value or the net present value of the minimum lease payments required over the term of the lease for assets under capital lease, net of accumulated depreciation and amortization. Leasehold improvements are capitalized and amortized over the shorter of the terms of the related leases or the estimated economic lives of the improvements. Depreciation is charged to operations using the straight-line method over the estimated useful lives of the related assets which range from 3 to 20 years. Gains and losses on dispositions are recognized

SOUTHERN CONNECTICUT BANCORP, INC.

December 31, 2001 and 2000
--------------------------------------------------------------------------------

upon  realization.   Maintenance  and  repairs  are  expensed  as  incurred  and improvements are capitalized.

Income taxes
------------

The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Stock compensation plans
------------------------

Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued to employees and directors under the Company's stock option and warrant plans have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net loss and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

Related party transactions
--------------------------

Directors and officers of the Company and the Bank and their affiliates have been customers of and have had transactions with the Bank, and it is expected that such persons will continue to have such transactions in the future. Management believes that all deposit accounts, loans, services and commitments comprising such transactions were made in the ordinary course of business, and on substantially the same terms, including interest rates, as those prevailing at the time for comparable transactions with other customers who are not directors or officers. In the opinion of management, the transactions with

SOUTHERN CONNECTICUT BANCORP, INC.

December 31, 2001 and 2000
--------------------------------------------------------------------------------

related parties did not involve more than normal risks of collectibility or favored treatment or terms, or present other unfavorable features. Notes 8 and 15 contain details regarding related party transactions.

Comprehensive income
--------------------

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the shareholders' equity section of the balance sheets, such items, along with net income, are components of comprehensive income.

Fair value of financial instruments
-----------------------------------

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments.

      Cash and due from banks, federal funds sold, short-term investments and accrued interest receivable

      The carrying amount is a reasonable estimate of fair value.

      Securities

      Fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

      Loans receivable

      For variable rate loans which reprice frequently, and have no significant changes in credit risk, fair value is based on the loan's carrying value. The fair value of fixed rate loans is estimated by discounting the future cash flows using the year-end rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

      Deposits

      The fair value of demand deposits, regular savings and certain money market deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit and other time deposits is estimated by using a discounted cash flow calculation that applies interest rates currently being offered for deposits of similar remaining maturities to a schedule of aggregated expected maturities on such deposits.

SOUTHERN CONNECTICUT BANCORP, INC.

December 31, 2001 and 2000
--------------------------------------------------------------------------------


      Off-balance-sheet instruments

      Fair values for the Company's off-balance-sheet instruments (lending commitments) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

Reclassifications
-----------------

Certain  2000  amounts  have  been   reclassified   to  conform  with  the  2001
presentation, and such reclassifications had no effect on net loss.

Note 2.  Common Stock Offering

On July 26, 2001, the Company completed the initial public offering of its common stock through the sale of 966,667 shares of its $0.01 par value common stock at an offering price of $12.00 per share. The net proceeds of the offering and conversion of advances from the Bank's organizers and other individuals (see
Note 3) amounted to $10,645,049, net of stock issuance costs of $954,951. The par value of the shares issued, $9,667, was credited to common stock and the excess of the net proceeds and conversion of advances over the par value of the shares, $10,635,382, was credited to additional paid-in capital.

Note 3.  Advances From Organizers and Other Individuals

The organizers and other individuals advanced $554,000 in non-interest-bearing funds throughout the organization period for stock issuance and pre-operating expenses. The organizers and other individuals converted these advances into shares of the Company's common stock at a price equal to the offering price of $12.00 per share. At December 31, 2000, such advances aggregated $260,000.

Note 4.  Held to Maturity Securities

The amortized cost, gross unrealized gains, gross unrealized losses and approximate fair values of held to maturity securities at December 31, 2001 are as follows:

                                                                     Gross            Gross
                                                  Amortized        Unrealized       Unrealized          Fair
         2001                                       Cost             Gains            Losses           Value
         ----                                   -----------------------------------------------------------------
         U.S. Government Agency obligations     $  4,085,428       $   -            $   4,055       $ 4,081,373
                                            =====================================================================

SOUTHERN CONNECTICUT BANCORP, INC.

December 31, 2001 and 2000
--------------------------------------------------------------------------------


The amortized cost and fair value of held to maturity debt securities at December 31, 2001 by contractual maturity are shown below.

                                                                          Amortized            Fair
                                                                            Cost              Value
                                                                       -------------------------------------
                     Maturity:
                         Within 1 year                                     $   991,688        $   991,688
                         After 1 but within 5 years                          3,093,740          3,089,685
                                                                       -------------------------------------
                                Total                                      $ 4,085,428        $ 4,081,373
                                                                       =====================================

There were no sales of held to maturity securities during 2001 and 2000.

Note 5.  Loans Receivable and Allowance for Loan Losses

A summary of the Company's loan portfolio at December 31, 2001 is as follows:

                                                                                              2001
                                                                                       --------------------
                    Commercial mortgages                                               $         350,000
                    Commercial loans                                                             742,633
                    Consumer home equity loans                                                    40,000
                    Consumer installment loans                                                    76,205
                                                                                       --------------------
                               Total loans                                                     1,208,838
                    Net deferred loan fees                                                        (1,494)
                    Allowance for loan losses                                                    (12,000)
                                                                                       --------------------
                               Loans receivable, net                                   $       1,195,344
                                                                                       ====================

The change in the allowance for loan losses for the year ended December 31, 2001 is as follows:

                                                                                              2001
                                                                                       --------------------
                    Balance, beginning of year                                             $    -
                        Provision for loan losses                                             12,000
                        Recoveries of loans previously charged-off                              -
                        Loans charged-off                                                       -
                                                                                       --------------------
                    Balance, end of year                                                   $  12,000
                                                                                       ====================

At December 31, 2001, there were no loans delinquent 90 days or more and no other loans placed on nonaccrual status. As of and for the year ended December 31, 2001, no loans were considered impaired by the Company.

SOUTHERN CONNECTICUT BANCORP, INC.

December 31, 2001 and 2000
--------------------------------------------------------------------------------

The Company's lending activities are conducted principally in the New Haven County section of Connecticut. The Company grants commercial real estate loans, commercial business loans and a variety of consumer loans. In addition, the Company may grant loans for the construction of residential homes, residential developments and for land development projects. All residential and commercial mortgage loans are collateralized by first or second mortgages on real estate. The ability and willingness of borrowers to satisfy their loan obligations is dependent in large part upon the status of the regional economy and regional real estate market. Accordingly, the ultimate collectibility of a substantial portion of any resulting real estate acquired is susceptible to changes in market conditions.

The Company has established credit policies applicable to each type of lending activity in which it engages, evaluates the creditworthiness of each customer on an individual basis and, when deemed appropriate, obtains collateral. Collateral varies by each borrower and loan type. The market value of collateral is monitored on an ongoing basis and additional collateral is obtained when warranted. Important terms of collateral include business assets, real estate, automobiles, marketable securities and time deposits. While collateral provides assurance as a secondary source of repayment, the Company ordinarily requires the primary source of repayment to be based on the borrower's ability to generate continuing cash flows.

Note 6.  Premises and Equipment

At December 31, 2001, premises and equipment consisted of the following:

                                                                                            2001
                                                                                     -------------------
               Premises under capital lease                                               $   850,000
               Leasehold improvements                                                         353,934
               Furniture and fixtures                                                         117,889
               Equipment                                                                      182,402
                                                                                     -------------------
                                                                                            1,504,225
               Less accumulated depreciation and amortization                                 (24,605)
                                                                                     -------------------
                                                                                          $ 1,479,620
                                                                                     ===================

For the year ended December 31, 2001, depreciation and amortization expense related to premises and equipment totaled $24,605.

SOUTHERN CONNECTICUT BANCORP, INC.

December 31, 2001 and 2000
--------------------------------------------------------------------------------


Note 7.  Deposits

At December 31, 2001, deposits consisted of the following:

                                                                                              2001
                                                                                        -------------------
               Noninterest bearing                                                          $    662,366
                                                                                        -------------------
               Interest bearing:
                   Time certificates, less than $100,000                                       1,243,088
                   Time certificates, $100,000 or more                                         2,194,668
                   Savings                                                                       396,712
                   Money market                                                                1,315,208
                   Checking                                                                      971,989
                                                                                        -------------------
                     Total interest bearing                                                    6,121,665
                                                                                        -------------------
                          Total deposits                                                    $  6,784,031
                                                                                        ===================

Contractual maturities of time certificates of deposit as of December 31, 2001 are summarized below:

               Due within:
                   1 year                                                                   $  3,057,858
                   1-2 years                                                                     239,898
                   2-3 years                                                                     -
                   3-4 years                                                                     -
                   4-5 years                                                                     140,000
                                                                                        -------------------
                                                                                            $  3,437,756
                                                                                        ===================

Interest expense on certificates of deposit in denominations of $100,000 or more was $5,305 for the year ended December 31, 2001.

Note 8.  Commitments

Employment agreements
---------------------

The Company and the Bank have entered into an employment agreement (the "Chairman Agreement") with the Chairman and Chief Executive Officer of the Company and the Bank with an initial term of five years beginning October 1, 2001, which may be extended for additional one-year terms at the end of the initial term. The Chairman Agreement provides for a base salary with annual adjustments based on changes in the consumer price index, and an annual bonus as determined by the Board of Directors. The Chairman Agreement also provides for vacation and various insurance benefits and reimbursement for travel, entertainment and bank-related education and convention expenses.

SOUTHERN CONNECTICUT BANCORP, INC.

December 31, 2001 and 2000
--------------------------------------------------------------------------------


During the organization period through the date the Company completed its initial public offering, the Directors agreed to adopt the terms of the Chairman Agreement, except that compensation for the Chairman was provided at two-thirds of the salary stipulated in the Chairman Agreement.

Also, under the Chairman Agreement, the Company issued to the Chairman options to purchase 50,000 shares of the Company's stock under the terms of the Company's 2001 Stock Option Plan (See Note 11).

In the event of the early termination of the Chairman Agreement for any reason other than cause, the Company would be obligated to compensate the Chairman, in accordance with the terms of the Chairman Agreement, through the full term of the Chairman Agreement. Also upon termination of the Chairman Agreement for reasons other than cause, the Chairman Agreement provides that the Chairman will serve as a consultant to the Company, on a year to year basis, and will be compensated at the rate of $60,000 per year plus the employee benefits previously described. Further, in the event the Chairman's position shall end or his responsibilities be significantly reduced as a result of a business combination (as defined), the Chairman will be entitled to a lump sum payment equal to three times his then current annual compensation.

Also, the Company has entered into a three year employment agreement (the "President Agreement") with the President of the Bank beginning on October 1, 2001. The President Agreement provides for a base salary and an annual bonus as determined by the Board of Directors. The President Agreement also provides for vacation and various insurance benefits and reimbursement for travel, entertainment and Bank-related education and convention expenses. Also, under the President Agreement, the Company issued to the President options to purchase 20,000 shares of the Company's stock under the terms of the Company's 2001 Stock Option Plan. (See Note 11).

During the organization period through the date the Company completed its initial public offering, the Directors agreed to adopt the terms of the President Agreement, except that compensation for the President was provided at two-thirds of the salary stipulated in the President Agreement.

Other
-----

The Company entered into a $52,000 contract for consulting services to be performed during 2002, with a company, the principal of which is related to the Company's Chairman and Chief Executive Officer.

Note 9.  Lease and Subleases

The Company leases the Bank's main office under a capital lease that expires in 2021, and such lease has been assigned to the Bank. The term of the lease is

SOUTHERN CONNECTICUT BANCORP, INC.

December 31, 2001 and 2000
--------------------------------------------------------------------------------

twenty years commencing on August 1, 2001. Under the terms of the lease, the Bank will pay all executory costs including property taxes, utilities and insurance.

Premises under capital lease of $850,000 and related accumulated amortization of $10,714 as of December 31, 2001, are included in premises and equipment.

The Company also leases certain equipment under a noncancelable operating lease.

The Company has also entered into two five-year sublease agreements for excess office space in its premises with tenants, the principals of which are related to the Company's Chairman and Chief Executive Officer and the Company's Vice Chairman. The payments under both subleases commenced on April 1, 2001.

At December 31, 2001, future minimum lease payments to be made and received under these leases by year and in the aggregate, are as follows:

         Year                                                Capital Lease         Operating Lease   Sublease Income
         ---------------------------------------------------------------------------------------------------------------
         2002                                                  $     109,285           $     2,980          $  14,837
         2003                                                        113,811                 2,980             15,320
         2004                                                        118,336                 2,980             15,802
         2005                                                        122,858                 2,980             16,283
         2006                                                        127,381                 2,480              3,533
         2007 and thereafter                                       2,464,237                    -                  -
                                                            -------------------    -------------------------------------
                                                                   3,055,908           $    14,400          $  65,775
                                                                                   =====================================
         Less amount representing interest                        (2,205,908)
                                                            -------------------

         Present value of future minimum lease payments -
             capital lease obligation                          $     850,000
                                                            ===================

Prior to August 1, 2001, the Company leased its premises under an operating lease arrangement and paid $4,117 per month for the period April 1, 2001 through July 31, 2001, at which time rent of $8,950 per month commenced. Upon commencement of operations, the long-term commitment under the lease was classified as a capital lease. Total rent expense charged to operations under the operating leases approximated $36,800 for the year ended December 31, 2001, and rental income under the subleases approximated $7,200 for the year ended December 31, 2001.

SOUTHERN CONNECTICUT BANCORP, INC.

December 31, 2001 and 2000
--------------------------------------------------------------------------------



Note 10. Income Taxes

A reconciliation of the anticipated income tax benefit (computed by applying the statutory Federal income tax rate to the loss before income taxes) to the amount reported in the statement of operations for the years ended December 31, 2001 and 2000 is as follows:

                                                                                      2001              2000
                                                                            -------------------------------------
        Benefit for income taxes at statutory Federal rate                      $    300,634        $   79,793
        State taxes, net of Federal benefit                                           43,769            11,617
        Increase in valuation allowance                                             (316,236)          (91,410)
        Other                                                                       (28,167)               -
                                                                            -------------------------------------
                                                                                $      -            $      -
                                                                            =====================================

At December 31, 2001, the components of gross deferred tax assets are as follows:

                                                                                     2001               2000
                                                                               --------------------------------------
        Deferred tax assets:
            Allowance for loan losses                                          $          4,674     $      -
            Net operating loss carryforwards                                            156,180            -
            Start-up costs                                                              245,048          91,410
            Other                                                                         6,804            -
                                                                               --------------------------------------
              Gross deferred tax assets                                                 412,706          91,410
            Less valuation allowance                                                   (407,646)        (91,410)
                                                                               --------------------------------------
              Deferred tax assets - net of valuation allowance                            5,060            -
                                                                               --------------------------------------

        Deferred tax liabilities:
            Tax bad debt reserve                                                          5,060            -
                                                                               --------------------------------------
              Gross deferred tax liabilities                                              5,060            -
                                                                               --------------------------------------

              Net deferred tax asset                                           $        -           $      -
                                                                               ======================================

As of December 31, 2001, the Company had tax net operating loss carryforwards of approximately $471,000 available to reduce future Federal and state taxable income, which expire in 2021.

The net changes in the valuation allowance for 2001 and 2000 were increases of $316,236 and $91,410, respectively, to adjust deferred tax assets to amounts considered by management more likely than not to be realized.

SOUTHERN CONNECTICUT BANCORP, INC.

December 31, 2001 and 2000
--------------------------------------------------------------------------------


Note 11. Shareholders' Equity

Income per share
----------------

The Company is required to present basic income (loss) per share and fully diluted income per share in its statements of operations. Basic and fully diluted income (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted per share amounts assume exercise of all potential common stock instruments unless the effect is to reduce the loss or increase the income per share. For the periods presented, the common stock equivalents described below have been excluded from the computation of the net loss per share because the inclusion of such equivalents is anti-dilutive. Weighted average shares outstanding were 421,096 for the year ended December 31, 2001.

Stock options
-------------

The Company has adopted the 2001 Stock Option Plan (the "Option Plan"), under which an aggregate of 90,000 shares of the Company's common stock are reserved for issuance upon the exercise of both incentive options and nonqualified options granted under the Option Plan.

The exercise price for each share covered by an option may not be less than the fair market value of a share of the Company's common stock on the date of grant. For incentive options granted to a person who owns more than 10% of the combined voting power of the Company or any subsidiary ("ten percent shareholder"), the exercise price cannot be less than 110% of the fair market value on the date of grant.

Options under the Option Plan will have a term of ten years unless otherwise determined at the time of grant, except that incentive options granted to any ten percent shareholder will have a term of five years unless a shorter term is fixed. Unless otherwise fixed at the time of grant, 40% of the options will become exercisable one year from the date of grant, 30% of the options become exercisable two years from the date of grant, and 30% of the options become exercisable three years from the date of grant.

On July 26, 2001, the Company granted to certain of its officers options to acquire 78,000 shares of the Company's common stock for $12.00 per share.

SOUTHERN CONNECTICUT BANCORP, INC.

December 31, 2001 and 2000
--------------------------------------------------------------------------------

A summary of the status of the stock options at December 31, 2001, and changes during the year then ended, is as follows:

                                                                                           2001
                                                                               --------------------------------
                                                                                                 Weighted-
                                                                                 Number           Average
                                                                                   of            Exercise
                                                                                 Shares            Price
                                                                               --------------------------------
               Outstanding at beginning of year                                     -             $  -
               Granted                                                              78,000             12.00
                                                                               --------------  ----------------
               Outstanding at end of year                                           78,000             12.00
                                                                               ==============  ================

               Exercisable at end of year                                           -
                                                                               ==============

               Weighted-average fair value per option
                   of options granted during the year                                $4.55
                                                                               ==============

The weighted-average remaining contractual life for the options outstanding at December 31, 2001 is 9.6 years.

Stock warrants
--------------

The Company has adopted the 2001 Warrant Plan and the 2001 Supplemental Warrant Plan (the "Warrant Plans"), under which an aggregate of 100,000 shares of the Company's common stock were reserved for issuance upon the exercise of warrants granted to non-employee directors of the Company and the Bank, and certain other individuals involved in the organization of the Bank.

The exercise price for each share covered by a warrant under the Warrant Plans is $12.00, the initial public offering price of the Company's common stock.

Warrants under the Warrant Plans will have a term of ten years. Forty percent of the warrants will become exercisable one year from the date of grant, 30% of the warrants will become exercisable two years from the date of grant, and 30% of the warrants will become exercisable three years from the date of grant.

During 2001, the Company granted warrants to acquire 72,681 shares of the Company's common stock for $12.00 per share. With respect to the 72,681 warrants issued, warrants to purchase 40,993 shares of common stock were issued to directors of the Company and the Bank, and warrants to purchase 31,688 shares of common stock were issued to other individuals. The cost of the 31,688 warrants issued to non-directors was $70,000, which was recorded as a charge to operations and a credit to additional paid-in capital.

SOUTHERN CONNECTICUT BANCORP, INC.

December 31, 2001 and 2000
--------------------------------------------------------------------------------

A summary of the status of the warrants at December 31, 2001, and changes during the year then ended, is as follows:

                                                                                           2001
                                                                               --------------------------------
                                                                                                 Weighted-
                                                                                 Number           Average
                                                                                   of            Exercise
                                                                                 Shares            Price
                                                                               --------------------------------
               Outstanding at beginning of year                                        -                -
               Granted                                                              72,681         $   12.00
               Exercised                                                               -                -
                                                                               --------------  ----------------
               Outstanding at end of year                                           72,681             12.00
                                                                               ==============  ================

               Exercisable at end of year                                           -
                                                                               ==============

               Weighted-average fair value per warrant
                   of warranty granted during the year                               $3.22
                                                                               ==============


The weighted-average remaining contractual life for the options outstanding at December 31, 2001 is 9.7 years.

The Company has elected to continue to apply APB Opinion No. 25 to account for the warrants and options granted to employees and directors, and accordingly, no compensation cost has been recognized in the consolidated statements of operations for the grants of these warrants and options. Had compensation cost for issuance of such options and warrants been recognized based on the fair values of awards on the grant dates, in accordance with the method described in SFAS No. 123, reported net loss and per share amounts for 2001 would have been reduced to the pro forma amounts shown below:

                    Net loss:
                        As reported                            $   (884,217)
                                                               ===============

                        Pro forma                              $   (965,384)
                                                               ===============

                    Basic and diluted loss per share:
                        As reported                            $      (2.10)
                                                               ===============

                        Pro forma                              $      (2.29)
                                                               ===============

SOUTHERN CONNECTICUT BANCORP, INC.

December 31, 2001 and 2000
--------------------------------------------------------------------------------


The fair value of options and warrants issued in 2001 was estimated at the grant
date  using  the   Black-Scholes   option-pricing   model  with  the   following
assumptions:

                    Dividend rate                                 -
                    Risk free interest rate                 4.65% - 4.73%
                    Weighted-average expected lives          7-8 years
                    Volatility                                  20%

Note 12. 401(k) Profit Sharing Plan

The Bank's employees are eligible to participate in the Bank of Southern Connecticut 401(k) Profit Sharing Plan (the "Plan") under Section 401(k) of the Internal Revenue Code. The Plan covers substantially all employees of the Bank. Under the terms of the Plan, participants can contribute a discretionary percentage of compensation, with total annual contributions subject to Federal limitations. The Bank may make discretionary contributions to the Plan.
Participants are immediately vested in their contributions and become fully vested in employer contributions after three years of service. There were no discretionary contributions made by the Bank during 2001.

Note 13. Financial Instruments with Off-Balance-Sheet Risk

In the normal course of business, the Company is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the financial statements. The contractual amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The contractual amounts of commitments to extend credit represents the amounts of potential accounting loss should the contract be fully drawn upon, the customer defaults, and the value of any existing collateral becomes worthless. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. Management believes that the Company controls the credit risk of these financial instruments through credit approvals, credit limits, monitoring procedures and the receipt of collateral as deemed necessary.

SOUTHERN CONNECTICUT BANCORP, INC.

December 31, 2001 and 2000
--------------------------------------------------------------------------------

Financial instruments whose contract amounts represent credit risk are as follows at December 31, 2001:

                                                            2001
                                                    --------------------

           Commitments to extend credit:
               Future loan commitments              $       1,073,000
               Unused lines of credit                         541,967
                                                    --------------------
                                                    $       1,614,967
                                                    ====================

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee by the borrower. Since these commitments could expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter party. Collateral held varies, but may include residential and commercial property, deposits and securities.

Note 14. Regulatory Matters

The  Company  (on a  consolidated  basis)  and the Bank are  subject  to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2001, the most recent notification from the State of Connecticut Department of Banking categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based,

SOUTHERN CONNECTICUT BANCORP, INC.

December 31, 2001 and 2000
--------------------------------------------------------------------------------


and Tier I leverage ratios as set forth in the table. There are no conditions or events since then, that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios at December 31, 2001 were (dollars in thousands):

                                                                                                  To Be Well
                                                                        For Capital            Capitalized Under
                                                                         Adequacy              Prompt Corrective
2001                                            Actual                   Purposes              Action Provisions
----
                                        -------------------------   ----------------------   ------------------------
                                         Amount       Ratio          Amount     Ratio         Amount      Ratio
                                        -----------------------------------------------------------------------------
Total Capital to Risk-Weighted Assets     $ 9,605       90.66%         $ 848      8.00%       $ 1,059       10.00%
Tier I Capital to Risk-Weighted Assets      9,593       90.54%           424      4.00%           636        6.00%
Tier I Capital to Average Assets            9,593       67.40%           569      4.00%           712        5.00%

The Company is also considered to be well capitalized under the regulatory framework specified by the Federal Reserve Bank ("FRB"). The Company's actual and required ratios are not substantially different from those shown above.

Restrictions on dividends, loans or advances
--------------------------------------------

The Company's ability to pay dividends is dependent on the Bank's ability to pay dividends to the Company. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. Regulatory approval is required to pay dividends in excess of the Bank's net earnings retained in the current year plus retained net earnings for the preceding two years. The Bank is also prohibited from paying dividends that would reduce its capital ratios below minimum regulatory requirements, and the FRB may impose further dividend restrictions on the Company. At December 31, 2001, no dividends may be declared by the Bank.

Under Federal Reserve regulation, the Bank is also limited to the amount it may loan to the Company, unless such loans are collateralized by specified obligations. Loans or advances to the Company by the Bank are limited to 10% of the Bank's capital stock and surplus on a secured basis.

Note 15. Related Party Transactions

In the normal course of business, the Company may grant loans to executive officers, directors and members of their immediate families, as defined, and to entities in which these individuals have more than a 10% equity ownership. Such loans are transacted at terms including interest rates, similar to those available to unrelated customers. There were no loans to related parties outstanding at December 31, 2001.

Related party deposits aggregated approximately $2,014,000 as of December 31, 2001.

SOUTHERN CONNECTICUT BANCORP, INC.

December 31, 2001 and 2000
--------------------------------------------------------------------------------

Included in professional services for the year ended December 31, 2001 and the period from inception through December 31, 2000 are approximately $46,500 and $74,400, respectively, in legal fees incurred for services provided by law firms, principals of which are directors of the Company. Included in consulting fees for the year ended December 31, 2001 and the period from inception through December 31, 2000 are $31,900 and $41,100, respectively, in consulting fees and expenses paid to a company, the principal of which is related to the Company's Chairman and Chief Executive Officer.

In addition, during 2001, the Company paid approximately $52,000 for leasehold improvements to a company, a principal of which is a director of the Company.

Lastly, as described in Note 9, rental income of approximately $7,200 was received in 2001 from tenants, the principals of which are related to the Company's Chairman and Chief Executive Officer, and the Company's Vice Chairman.

Note 16. Fair Value of Financial Instruments and Interest Rate Risk

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments" ("Statement No. 107"), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparisons to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at December 31, 2001. The estimated fair value amounts for 2001 have been measured as of their respective year-ends, and have not been reevaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the fair values of these financial instruments subsequent to the respective reporting dates may be different from the amounts reported at each year-end.

The information presented should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only required for a limited portion of the Company's assets and liabilities. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Company's disclosures and those of other bank holding companies may not be meaningful.

SOUTHERN CONNECTICUT BANCORP, INC.

December 31, 2001 and 2000
--------------------------------------------------------------------------------

As of December 31, 2001, the recorded book balances and estimated fair values of the Company's financial instruments were (in thousands):

                                                 Recorded
                                                   Book               Fair
                                                  Balance            Value
                                              ----------------------------------

         Financial Assets:
            Cash and due from banks              $   686,467        $   686,467
            Federal funds sold                     3,670,000          3,670,000
            Short-term investments                 6,079,864          6,079,864
            Held to maturity securities            4,085,428          4,081,373
            Loans receivable, net                  1,195,344          1,195,344
            Accrued interest receivable               77,892             77,892

         Financial Liabilities:
            Noninterest-bearing deposits             662,366            662,366
            Time certificates of deposits          3,437,756          3,437,756
            Savings deposits                         396,712            396,712
            Money market deposits                  1,315,208          1,315,208
            Checking accounts                        971,989            971,989

Unrecognized financial instruments

Loan commitments on which the committed interest rate is less than the current market rate are insignificant at December 31, 2001.

The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Company's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company's overall interest rate risk.